Exhibit 1

This exhibit explains the relationship between Tata Sons Limited ("TSL") and the other Reporting Persons.

TSL is the largest shareholder of Tata Industries Limited and may be deemed to control Tata Industries Limited. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of the Issuer, Tata Motors Limited ("TML"), that are beneficially owned by Tata Industries Limited.

TSL is the largest shareholder of Tata Iron and Steel Company Limited ("TISCO"), holding 19.8% of the shares of TISCO as of December 31, 2004, and may be deemed to control TISCO. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML that are beneficially owned by TISCO.

Ewart Investments Company Limited is a wholly-owned consolidated subsidiary of TSL that owns shares of TML. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Ewart Investments Company Limited.

Tata Chemicals Limited, Tata Tea Limited, Tata Investment Corporation Limited, Tata Finance Limited, Tata International Limited, Af-Taab Investments Company Limited, and Rallis India Limited own shares of TML and may be deemed to be directly or indirectly controlled by TSL by virtue of TSL's direct or indirect ownership interests therein. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by such entities.

Tata Finance Limited owns shares of TML and may be deemed to be directly or indirectly controlled by Tata Industries Limited by virtue of Tata Industries Limited's direct or indirect ownership interests therein. Consequently, Tata Industries Limited (and in turn TSL) may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Tata Finance Limited.

Niskalp Investments & Trading Company Limited is a consolidated subsidiary of Tata Finance Limited that owns shares of TML. Consequently, Tata Finance Limited may be deemed to have beneficial ownership and shared voting power and dispositive power (and in turn Tata Industries Limited and TSL may be deemed to have beneficial ownership) with respect to all shares of TML owned by Niskalp Investments & Trading Company Limited.

Kalimati Investment Company Limited is a consolidated subsidiary of TISCO that owns shares of TML. Consequently, TISCO may be deemed to have beneficial ownership and shared voting power and dispositive power (and in turn TSL may be deemed to have beneficial ownership) with respect to all shares of TML owned by Kalimati Investment Company Limited.

Tata Investment Corporation Limited owns shares of TML and may be deemed to be directly or indirectly controlled by Tata Chemicals Limited by virtue of Tata Chemicals Limited's direct or indirect ownership interests therein. Consequently, Tata Chemicals Limited (and in turn TSL) may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Tata Investment Corporation Limited.

Sir Ratan Tata Trust, Sir Dorabji Tata Trust, J R D Tata Trust, Lady Tata Memorial Trust and J N Tata Endownment for the Higher Education of Indians own shares of TML and may be deemed to be directly or indirectly controlled by TSL by virtue of relationships among trustees of the respective trusts and TSL or its affiliates. Consequently, TSL or its affiliates may be deemed to have beneficial ownership with respect to all shares of TML owned by such trusts.